UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2008 (May 13, 2008)
REPLIDYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52082	84-1568247
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1450 Infinite Drive,	80027
Louisville, Colorado	(Zip Code)
(Address of principal executive offices)
303-996-5500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On May 13, 2008, Replidyne, Inc. (the “Company”) was served with a Demand for Arbitration (the “Demand”) from MEDA Manufacturing GmbH (f/k/a Tropon GmbH) (“MEDA”) alleging that the Company breached certain of its obligations under the Supply Agreement, dated April 4, 2005, between the Company and MEDA (the “Supply Agreement”). On April 27, 2007, the Company provided notice to MEDA of its termination of the Supply Agreement in accordance with the termination provisions of the Supply Agreement. The Company believes that it does not have obligations to MEDA under the Supply Agreement beyond May 11, 2007. The Demand seeks damages for breach of contract in the amount of €1,449,634.86 (approximately $2.3 million at a May 15, 2008 exchange rate) plus interest on such amounts and reimbursement of MEDA’s attorney fees and other costs incurred in the proceeding represented by the Demand. In addition, the Demand also requests a declaratory judgment that the Company’s termination of the Supply Agreement was ineffective and that the Company’s obligation to continue to make annual minimum payment amounts of €2.3 million (approximately $3.6 million at a May 15, 2008 exchange rate) to MEDA under the Supply Agreement are still in effect. If the Company’s termination of the Supply Agreement is determined to be ineffective, the Company may also remain obligated for future decontamination fees of up to €1.7 million (approximately $2.6 million at a May 15, 2008 exchange rate). The Company intends to vigorously defend itself against the allegations made in the Demand.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIDYNE, INC.
Dated: May 16, 2008	By:	/s/ Mark L. Smith
Mark L. Smith
Chief Financial Officer Principal Accounting Officer